EXHIBIT 10.2
INDUSTRIAL BUILDING LEASE
LANDLORD:
ARTHUR/BUSSE LIMITED PARTNERSHIP, an Illinois limited partnership, and
300 EAST TOUHY LIMITED PARTNERSHIP, an Illinois limited partnership
TENANT:
JOHN B. SANFILIPPO & SON, INC., a Delaware corporation
LEASED PREMISES:
16435 Interstate Highway 35 North, Selma, Texas 78154

INDUSTRIAL BUILDING LEASE
     THIS LEASE is made this 20th day of September, 2006, by and between ARTHUR/BUSSE LIMITED PARTNERSHIP, an Illinois limited partnership, and 300 EAST TOUHY LIMITED PARTNERSHIP, an Illinois limited partnership (collectively, “Landlord”), and JOHN B. SANFILIPPO & SON, INC., a Delaware corporation (“Tenant”), who hereby mutually covenant and agree as follows:
ARTICLE I
GRANT, TERM, DEFINITIONS AND BASIC LEASE PROVISIONS
     Section 1.1 Grant. Landlord, for and in consideration of the rents herein reserved and of the covenants and agreements herein contained on the part of Tenant to be performed, hereby leases to Tenant, and Tenant hereby lets from Landlord, the real estate consisting of approximately 49.801 acres, commonly known as 16435 Interstate Highway 35 North, Selma, Guadalupe County, Texas, and legally described on an exhibit which is attached hereto, identified as Exhibit A, together with all improvements now located thereon (consisting of approximately 327,155 rentable square feet in area), or to be located thereon during the term of this Lease, together with all appurtenances belonging to or in any way pertaining to the said premises (such real estate, improvements and appurtenances hereinafter sometimes jointly or severally, as the context requires, referred to as “Leased Premises”).
     Section 1.2 Term. The term of this Lease shall commence on September 19, 2006 (hereinafter sometimes referred to as “Commencement Date”), and shall end on September 18, 2016 unless sooner terminated or extended as herein set forth.
     Section 1.3 Agent. As used in this Lease, the term “Agent” shall mean the agent of Landlord. Until otherwise designated by notice in writing from Landlord, Agent shall be Mathias Valentine. Tenant may rely upon any consent or approval given in writing by Agent or upon notice from Agent or from the attorneys for Agent or Landlord.
     Section 1.4 Basic Lease Provisions. Annual Base Rent (See Section 4.1): From the Commencement Date through the date which is the day immediately prior to the fifth (5th) anniversary of the Commencement Date, $4.00 per rentable square foot of the Leased Premises per year; thereafter, the amount per rentable square foot of the Leased Premises per year determined pursuant to Section 4.3 below.
     (a) Payee (See Section 4.1): Arthur/Busse Limited Partnership — 65% and 300 East Touhy Limited Partnership – 35%.
     (b) Payee’s Address (See Section 4.1 and Section 4.2): 2299 Busse Road, Elk Grove Village, IL 60007.
     (c) Form of Insurance (See Article VI): The insurance specified in Section 6.2 shall comply with the provisions of Section 6.3.
     (d) Tenant’s Address (for notices) (See Section 21.4):

John B. Sanfilippo & Son, Inc.
1703 North Randall Road
Elgin Illinois 60123
     (e) Landlord’s Address (for notices) (See Section 21.4): 2299 Busse Road, Elk Grove Village, IL 60007.
     (f) Broker(s) (See Section 21.12): None.
ARTICLE II
POSSESSION
     Section 2.1 Possession. Tenant acknowledges that Tenant has been in possession of the Leased Premises prior to the execution of this Lease, and Tenant accepts the Leased Premises in an “AS IS-WHERE IS” condition and “WITH ALL FAULTS” as of the Commencement Date of this Lease.
ARTICLE III
PURPOSE
     Section 3.1 Purpose. The Leased Premises shall be used and occupied for any lawful purpose, provided that no such use shall (a) violate any certificate of occupancy or law, ordinance or other governmental regulation, or any covenants, conditions or restrictions of record, in effect from time to time affecting the Leased Premises or the use thereof, (b) cause injury to the improvements, (c) cause the value or usefulness of the Leased Premises or any part thereof to diminish, (d) constitute a public or private nuisance or waste, (e) authorize Tenant to use, treat, store or dispose of hazardous or toxic materials on the Leased Premises, or (f) render the insurance on the Leased Premises void or the insurance risk more hazardous.
     Section 3.2 Prohibition of Use. If the use of the Leased Premises should at any time during the Lease term be prohibited by law or ordinance or other governmental regulation, or prevented by injunction, this Lease shall not be thereby terminated, nor shall Tenant be entitled by reason thereof to surrender the Leased Premises or to any abatement or reduction in rent, nor shall the respective obligations of the parties hereto be otherwise affected.
ARTICLE IV
RENT
     Section 4.1 Annual Base Rent. Beginning with the Commencement Date, Tenant shall pay Annual Base Rent as set forth in Section 1.4(a) hereof payable monthly in monthly installments. Annual Base Rent, additional rent and other charges payable hereunder (all of which are deemed to be and are collectively referred to as “Rent”) shall be paid to or upon the order of Payee at the Payee’s Address. Landlord shall have the right to change the Payee or the Payee’s Address by giving written notice thereof to Tenant.
     Section 4.2 Penalty and Interest on Late Payments. Each and every installment of Rent which shall not be paid within ten (10) business days after the date the same is due shall be subject to an immediate late payment penalty equal to one percent (1%) of the amount of the installment past due. In addition, each and every installment of Rent which shall not be paid when due shall bear interest at a rate per annum equal to two percent (2%) in excess of the announced base rate of interest of the Chicago branch of LaSalle Bank National Association in effect on the due date of such payment, from the date which is five (5) business days after the date the same is payable under the terms of this Lease until the same shall be paid.
     Section 4.3 Increases to Annual Gross Rent. Beginning on the fifth (5th) anniversary of the Commencement Date, the Annual Base Rent shall increase by the CPI Factor (as hereinafter defined); provided, however, in no event shall the Annual Base Rent exceed $4.80 per rentable square foot of the Leased Premises per year. Landlord shall deliver to Tenant written notice setting forth the amount of the Annual Base Rent and method of calculation at least thirty (30) days prior to the fifth anniversary of the Commencement Date. For purposes of this Lease, “CPI Factor” shall mean a fraction having as its numerator the CPI (as hereinafter defined) most recently announced for the month of December, 2010 and as its denominator the CPI announced for the month of December, 2005. For purposes of this Lease, “CPI” shall mean the Consumer Price Index for all Urban Consumer (CPI-U), All Items, ___(1982 — 1984 equals 100), published by the United States Department of Labor, Bureau of Labor Statistics. If such index is no longer published, the CPI shall mean a comparable index selected by Landlord and approved by Tenant in its reasonable discretion.
ARTICLE V
IMPOSITIONS
     Section 5.1 Payment by Tenant. Tenant shall pay as additional rent for the Leased Premises, all taxes and assessments, general and special, water rates and all other impositions, ordinary and extraordinary, of every kind and nature whatsoever, which may be levied, assessed, charged or imposed, and whether accrued prior to or during the term of the Lease, upon the Leased Premises, or any part thereof, or upon any improvements at any time situated thereon, including without limitation, any assessment by any association of owners of property in the complex of which the Leased Premises are a part (“Impositions”); provided, however, that Impositions levied against the Leased Premises shall be prorated between Landlord and Tenant as of the expiration of the Lease term for the last year of the Lease term (and Tenant’s share of said final year Impositions shall be paid by Tenant upon such expiration based on Landlord’s reasonable estimate thereof, subject to reproration upon actual receipt of final tax bills, invoices, etc.). Tenant may take the benefit of the provisions of any statute or ordinance permitting any assessment to be paid over a period of years, and Tenant shall be obligated to pay only those installments falling due during the term of this Lease. Tenant acknowledges that Tenant assumes full responsibility for the prompt payment when due of all taxes, assessments and other Impositions which have accrued prior to the Commencement Date, and Tenant shall pay such taxes promptly when due.
     Section 5.2 Alternative Taxes. If at any time during the term of this Lease the method of taxation prevailing at the commencement of the term hereof shall be altered so that any new tax, assessment, levy, imposition or charge, or any part thereof, shall be measured by or be based in whole or in part upon the Lease, or the Leased Premises, or the Annual Base Rent, additional rent or other income therefrom and shall be imposed upon the Landlord, then all such taxes, assessments, levies, impositions, or charges, or the part thereof, to the extent that they are so measured or based, shall be deemed to be included within the term Impositions for the purposes hereof to the extent that such Impositions would be payable if the Leased Premises were the only property of Landlord subject to such Impositions, and Tenant shall pay and discharge the same as herein provided in respect of the payment of Impositions. There shall be excluded from Impositions all federal income taxes, state and local net income taxes, federal excess profit taxes, franchise, capital stock and federal or state estate or inheritance taxes of Landlord.
     Section 5.3 Evidence of Payment. Tenant shall deliver to Landlord duplicate receipts and cancelled checks, or photocopies thereof showing the payments of all Impositions, within thirty (30) days after respective payments evidenced thereby.
     Section 5.4 Right to Contest. Tenant shall not be required to pay any Imposition or charge upon or against the Leased Premises, or any part thereof, or the improvements at any time situated thereon, so long as the Tenant shall, in good faith and with due diligence, contest the same or the validity thereof by appropriate legal proceeding which shall have the effect of preventing the collection of the Imposition or charge so contested. In the event Tenant contests any taxes levied against the Leased Premises, Tenant, at Landlord’s option, shall post adequate security or bond with Landlord in an amount to cover any payments contested and withheld by Tenant.
ARTICLE VI
RISK ALLOCATION AND INSURANCE
     Section 6.1 Allocation of Risks. The parties desire, to the extent permitted by law, to allocate certain risks of personal injury, bodily injury or property damage, and risks of loss of real or personal property by reason of fire, explosion or other casualty, and to provide for the responsibility for insuring those risks. It is the intent of the parties that, to the extent any event is insured for or required herein to be insured for, any loss, cost, damage or expense arising from such event, including, without limitation, the expense of defense against claims or suits, be paid out of insurance, without regard to the fault of Tenant, its officers, employees or agents (“Tenant Protected Parties”), and without regard to the fault of Landlord, Agent, their respective partners, shareholders, members, agents, directors, officers and employees (“Landlord Protected Parties”). As between Landlord Protected Parties and Tenant Protected Parties, such risks are allocated as follows:
     (a) Tenant shall bear the risk of bodily injury, personal injury or death, or damage to the property, of third persons occasioned by events occurring on or about the Leased Premises, regardless of the party at fault. Said risks shall be insured as provided in Section 6.2(a).
     (b) Subject to the terms and conditions of Section 9.1(a) below, Tenant shall bear the risk of damage to the improvements on the Leased Premises and to Tenant’s contents, trade fixtures, machinery, equipment, furniture and furnishings in the Leased Premises.
     Regardless of the limitations of the insurance coverages in effect during the term of this Lease, Tenant agrees to pay, and to indemnify and defend Landlord against, all costs and expenses (including reasonable attorney’s fees) incurred by or imposed upon Landlord by or in connection with any litigation to which Landlord becomes or is made a party concerning any claim for damages of any kind or nature, including but not limited to bodily injury, personal injury or death, or damage to the property, of third persons occasioned by events occurring on or about the Leased Premises; provided, however, that the foregoing indemnity shall not apply to the extent such liability arises in connection with the negligence or willful misconduct of Landlord or other fault of Landlord. Regardless of the limitations of the insurance coverages in effect during the term of this Lease, Landlord agrees to pay, and to indemnify, hold harmless and defend Tenant against, all costs and expenses (including reasonable attorney’s fees) incurred by or imposed upon Tenant by or in connection with any litigation to which Tenant becomes or is made a party concerning any claim for damages of any kind or nature, including but not limited to bodily injury, personal injury or death, or damage to the property, of third persons occasioned by events occurring on or about the Leased Premises; for which the Landlord is the party at fault.
     Section 6.2 Tenant’s Insurance. Tenant shall procure and maintain policies of insurance, at its own cost and expense, insuring:
     (a) The Landlord Protected Parties (as “additional insureds”), and Landlord’s mortgagee, if any, of which Tenant is given written notice, and Tenant Protected Parties, from all claims, demands or actions made by or on behalf of any person or persons, firm or corporation and arising from, related to or connected with the Leased Premises, for bodily injury to or personal injury to or death of any person, or more than one (1) person, or for damage to property in an amount of not less than $2,000,000.00 combined single limit per occurrence/aggregate. Said insurance shall be written on an “occurrence” basis and not on a “claims made” basis. If at any time during the term of this Lease, Tenant owns or rents more than one location, the policy shall contain an endorsement to the effect that the aggregate limit in the policy shall apply separately to each location owned or rented by Tenant. Landlord shall have the right from time to time during the term of the Lease, exercisable by giving written notice thereof to Tenant, to require Tenant to increase such limit if, in Landlord’s reasonable judgment, the amount thereof is insufficient to protect the Landlord Protected Parties and Tenant Protected Parties from judgments which might result from such claims, demands or actions.
     (b) The improvements at any time situated upon the Leased Premises against loss or damage by fire, lightning, wind storm, hail storm, aircraft, vehicles, smoke, explosion, riot or civil commotion as provided by the Standard Fire and Extended Coverage Policy and all other risks of direct physical loss as insured against under Special Form (“all risk” coverage). The insurance coverage shall be for not less than 100% of the full replacement cost of such improvements with agreed amount endorsement, and building ordinance coverage, all subject only to reasonable deductibles. Landlord shall be named as the insured and, subject to Article VII below, all proceeds of insurance shall be payable to Landlord. Said insurance shall contain an endorsement waiving the insurer’s right of subrogation against any Landlord Protected Party or any Tenant Protected Party, provided that such waiver of the right of subrogation shall not be operative in any case where the effect thereof is to invalidate such insurance coverage or increase the cost thereof (except that either party shall have the right, within thirty (30) days following written notice, to pay such increased cost, thereby keeping such waiver in full force and effect).

     (c) Flood or earthquake insurance whenever such protection is necessary and it is available at commercially reasonable cost.
     (d) All contents and Tenant’s trade fixtures, machinery, equipment, furniture and furnishings in the Leased Premises to the extent of at least ninety percent (90%) of their replacement cost under Standard Fire and Extended Coverage Policy and all other risks of direct physical loss as insured against under Special Form (“all risk” coverage). Said insurance shall contain an endorsement waiving the insurer’s right of subrogation against any Landlord Protected Party, provided that such waiver of the right of subrogation shall not be operative in any case where the effect thereof is to invalidate such insurance coverage or increase the cost thereof
     Section 6.3 Form of Insurance. All of the aforesaid insurance shall be in responsible companies. The insurance shall provide that it is not subject to cancellation or non-renewal except after at least thirty (30) days prior written notice to Landlord. Certificates evidencing the insurance required to be carried hereunder, together with satisfactory evidence of payment of the premiums thereon, shall be deposited with Landlord at the Commencement Date and renewals thereof not less than thirty (30) days prior to the end of the term of such coverage.
     Section 6.4 Fire Protection. Tenant shall conform with all applicable fire codes of any governmental authority, and with the rules and regulations of Landlord’s fire underwriters and their fire protection engineers, including, without limitation, the installation of adequate fire extinguishers. Notwithstanding anything in this Lease to the contrary, so long as Tenant is the original named Tenant hereunder (or an affiliate or subsidiary thereof), Tenant may self-insure any or all of its insurance obligations under the Lease, provided that Tenant’s net worth remains equal to or greater than ninety percent (90%) of Tenant’s net worth as of the date of this Lease during such periods of self-insurance.
ARTICLE VII
DAMAGE OR DESTRUCTION
     Section 7.1 Tenant’s Obligation to Rebuild. Subject to the terms and conditions of Section 9.1(a) below, in the event of damage to, or destruction of, any improvements on the Leased Premises, or of the fixtures and equipment therein, by fire or other casualty, provided that the Lease is not terminated pursuant to this Article VII, Tenant shall promptly, at its expense, repair, restore or rebuild the same to the condition existing prior to the happening of such fire or other casualty; provided, however, that if (i) such fire or other casualty occurs during the last year of the term of this Lease (or during the last year of the term of any Extension Period), or (ii) Lender (as hereinafter defined) fails to make insurance proceeds available for restoration of the Leased Premises or Lender requires that the insurance proceeds payable by reason of fire or other casualty be applied to the payment of the indebtedness, then Tenant shall have the right to terminate this Lease, effective on the date of such damage or destruction, by giving written notice thereof to Landlord within sixty (60) days after the event causing the damage or destruction. If the casualty or the repair, restoration or rebuilding caused thereby shall render the Leased Premises untenantable, the Tenant’s obligation to pay Rent shall continued unabated. To the extent that the insurance provided to Landlord by Tenant includes a payment for loss of rental income as a result of fire or other casualty, the Tenant shall receive credit against Rent for any such payment made by the insurance company when such claim is paid by the insurance company. Landlord agrees to diligently pursue and use commercially reasonable efforts to obtain payment of a claim for loss of rental income.
     Section 7.2 Payment for Rebuilding. Provided that the insurer does not deny liability as to the insureds, all sums arising by reason of loss under the insurance referred to in Section 6.2(b), shall, subject to reasonable conditions of Lender, be deposited with the Depositary (as hereinafter defined) to be available to Tenant for the work. Tenant shall diligently pursue the repair or rebuilding of the improvements in a good and workmanlike manner using only high quality workers and materials. The Depositary shall pay out construction funds from time to time on the written direction of the architect provided that the Depositary and Landlord shall first be furnished with waivers of lien, contractors, and subcontractors sworn statements and other evidence of cost and payments so that the Depositary can verify that the amounts disbursed from time to time are represented by completed and in-place work, and that said work is free and clear of possible mechanics liens. No payment made prior to the final completion of the work shall exceed ninety percent (90%) of the value of the work completed and in place from time to time. Any deficiency to complete the work shall be paid into the Depositary by Tenant as and when due. Depositary, as used herein, shall be a title company selected by Tenant.
     Section 7.3 Excess Receipts by Depositary. Any excess of money received from insurance remaining with the Depositary after the repair or rebuilding of improvements, if there be no default by Tenant in the performance of the Tenant’s covenants and agreements hereunder, shall be paid to Tenant.
     Section 7.4 Failure to Rebuild. Subject to Tenant’s termination rights under Section 7.1, if Tenant shall not commence the repair or rebuilding of the improvements within a period of ninety (90) days after damage or destruction by fire or otherwise (as the same may be extended by times necessary to adjust the insurance claims or by any Force Majeure Event (as hereinafter defined)), and prosecute the same thereafter with such dispatch as may be necessary to complete the same within a reasonable period after said damage or destruction occurs, not to exceed three hundred sixty-five (365) days after the date of commencement of such repair or rebuilding (as the same may be extended by any Force Majeure Event provided that Tenant shall diligently pursue completion of the restoration work), then Tenant shall be deemed in default under this Lease, and in addition to all of its other remedies under Article 19.2, Landlord shall be paid and retain the amount held by the Depositary which it can use, at its sole discretion.
ARTICLE VIII
CONDEMNATION
     Section 8.1 Taking of Whole. If the whole of the Leased Premises shall be taken or condemned for a public or quasi-public use or purpose by a competent authority, or if such a portion of the Leased Premises shall be so taken that as a result thereof the balance cannot be used for the same purpose and with substantially the same utility to Tenant as immediately prior to such taking, or if the taking is material and substantial and Tenant elects to terminate this Lease, which election shall be made by giving written notice thereof to Landlord within thirty (30) days after delivery of possession to the condemning authority, then in any of such events, the Lease shall terminate upon delivery of possession to the condemning authority, and any award, compensation or damages (hereinafter sometimes called the “Award”) shall be paid to and be the sole property of Landlord and Tenant hereby assigns to Landlord all of Tenant’s right, title and interest in and to any and all of the Award,. Tenant shall be entitled to any award for loss of or damage to Tenant’s trade fixtures or removable personal property and to any award for relocation costs.
     Section 8.2 Partial Taking. If only a part of the Leased Premises shall be so taken or condemned, but the Lease is not terminated pursuant to Section 8.1 hereof, Tenant, at its sole cost and expense, shall repair and restore the Leased Premises and all improvements thereon, provided, however, that Tenant shall have no obligation to repair or restore the Leased Premises or any improvements located thereon if (i) Lender or Landlord fails to make any Award available for restoration of the Leased Premises or (ii) the cost of the restoration work exceeds the amount of any Award received for the taking (and in such event the Lease shall terminate). If the Leased Premises is rendered untenantable in whole or in part, an equitable abatement in Rent shall be allowed from the date of the taking or condemnation. If the Lease is not terminated as provided in the first sentence of this Section 8.2, Tenant shall promptly and diligently proceed to make a complete architectural unit of the remainder of the improvements, complying with the procedure set forth in Section 7.2. For such purpose, the amount of the Award relating to the improvements shall be deposited with the Depositary (as defined in Section 7.3 hereof) which, subject to reasonable conditions of Lender, shall disburse the Award to apply on the cost of said repairing or restoration in accordance with the procedure set forth in Section 7.3.
ARTICLE IX
MAINTENANCE AND ALTERATIONS
     Section 9.1 Maintenance.
     (a) Subject to the terms of this Section 9.1(a) regarding repairs, replacements or Alterations during the last twelve (12) months of the term of this Lease, Tenant shall keep and maintain the entire exterior and interior of the Leased Premises, specifically including, without limitation, the heating, ventilating and air conditioning equipment, walls (both interior and exterior, the driveways, floors, parking area and the roof, in good condition and repair. As used herein, each and every obligation of Tenant to keep, maintain and repair shall include, without limitation, all ordinary and extraordinary structural and nonstructural repairs and replacements. Tenant shall further keep and maintain the improvements at any time situated upon the Leased Premises, the parking area and all sidewalks and areas adjacent thereto, safe, secure, clean and sanitary (including without limitation, snow and ice clearance, landscaping, and necessary interior painting), and in full compliance with all health, safety and police regulations in force. In the event the Leased Premises are served or traversed by railroad switch or spur track, then Tenant, notwithstanding the provision of any rail track agreements to the contrary, shall repair and maintain, and remove snow from, or reimburse the railroad carrier for repairing, maintaining and/or snow removal, as the case may be, the portion of the track and related facilities on or serving the Leased Premises. Notwithstanding anything to the contrary set forth above, and provided that the Tenant has not exercised its right to extend the then current Lease term pursuant to Article XX, during the last year of the initial Lease term (or the last year of any Extension Term, if applicable), in the event that the Landlord determines to make capital improvements or repairs to the Leased Premises, or in the event there is a fire, casualty or destruction of capital improvements due to eminent domain, then such capital improvements or repairs shall be made at the sole cost of Landlord.
     Section 9.2 Alterations.
     (a) Subject to the last sentence of Section 9.1(a) regarding repairs, replacements or Alterations during the last twelve (12) months of the term of this Lease, Tenant shall make all alterations, additions and improvements (hereinafter “Alterations”) on the Leased Premises, and on and to the improvements, parking areas, sidewalks, and equipment thereon, regardless of whether such Alteration are required by any governmental authority or which may be made necessary by the act or neglect of Tenant, its employees, agents or contractors, or any persons, firm or corporation, claiming by, through or under Tenant.
     (b) All Alterations which Tenant performs shall be performed in a good and workmanlike manner, and in substantial compliance with all applicable laws and ordinances. Upon Landlord’s request, Tenant shall deliver to Landlord copies of any and all required permits. Upon completion of any Alterations, Tenant shall provide Landlord with such documents as Landlord may require (including, without limitation, sworn contractors’ statements and supporting lien waivers) evidencing payment in full for such work, and upon Landlord’s request, “as built” working drawings.
     Section 9.3 Indemnity. Tenant will protect, indemnify and save harmless Landlord Protected Parties (as defined in Section 6.1) from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) imposed upon or incurred by or asserted against Landlord by reason of performance of any labor or services or the furnishing of any materials or other property in respect of the Leased Premises or any part thereof by Tenant or anyone claiming by, through or under Tenant, or their respective employees, agents or contractors. In case any action, suit or proceeding is brought against Landlord by reason of any occurrence described in this Section 9.3, Tenant will, at Tenant’s expense, by counsel approved by Landlord, resist and defend such action, suit or proceeding, or cause the same to be resisted and defended. The obligations of Tenant under this Section 9.3 shall survive the expiration or earlier termination of this Lease. At the request of Landlord, Tenant shall furnish and deposit bond or other security with the title company of Landlord’s choosing to insure over any lien related to the liabilities referenced in this Section 9.3 to the extent existing during the last year of the initial term of this Lease, or during the last year of any Extension Term.
ARTICLE X
ASSIGNMENT AND SUBLETTING
     Section 10.1 Consent Required.
     (a) Except as set forth in Section 10.2 below, Tenant shall not, without Landlord’s prior written consent, assign, convey or mortgage this Lease or any interest under it. If Tenant proposes to assign the Lease and Landlord’s consent is required hereunder, Tenant shall deliver written notice thereof to Landlord, together with a copy of the proposed assignment at least twenty (20) days prior to the effective date of the proposed assignment. Any proposed assignment shall be expressly subject to all of the terms, conditions and covenants of this Lease. Any proposed assignment shall contain an express written assumption by assignee of all of Tenant’s obligations under this Lease.
     Landlord’s consent to any assignment shall not unreasonably be withheld. No consent by Landlord to any assignment shall be deemed to be a consent to any further assignment.
     Section 10.2 Permitted Transfers. Notwithstanding anything in this Article X to the contrary, Tenant may, without Landlord’s consent, (x) assign this Lease to any entity resulting from a merger or consolidation involving Tenant provided that such entity’s net worth is equal to or greater than Tenant’s net worth as of the date of this Lease, or (y) assign this Lease to any parent subsidiary or affiliate of Tenant provided that such subsidiary’s or affiliate’s net worth is equal to or greater than Tenant’s net worth as of the date of this Lease, or (z) sublet all or any portion of the Leased Premises to any third party, provided that the term of such sublease shall not extend (including any options granted under such sublease) beyond the term of this Lease (the term of this Lease shall not include any unexercised option term or terms). Tenant shall promptly provide Landlord a copy of the documents evidencing any such assignment or sublease (or any amendment of an existing sublease).
     Section 10.3 Other Transfer of Lease. Tenant shall not allow or permit any transfer of this Lease, or any interest hereunder, by operation of law, or mortgage, pledge, encumber or permit a lien on this Lease or any interest herein.
     Section 10.4 Service Contracts. Tenant shall have the right to enter into service contracts concerning the maintenance of the Leased Premises provided that the term of any such contract shall not extend (including any options granted under such service contract) beyond the term of this Lease (the term of this Lease shall not include any unexercised option term or terms).
ARTICLE XI
LIENS AND ENCUMBRANCES
     Section 11.1 Encumbering Title. Tenant shall not do any act which shall in any way encumber the title of Landlord in and to the Leased Premises, nor shall the interest or estate of Landlord in the Leased Premises in any way be subject to any claim by way of lien or encumbrance, whether by operation of law or virtue of any express or implied contract by Tenant. Any claim to, or lien upon, the Leased Premises arising from any act or omission of Tenant shall accrue only against the leasehold estate of Tenant and shall be subject and subordinate to the paramount title and rights of Landlord in and to the Leased Premises.
     Section 11.2 Liens and Right to Contest. Tenant shall not permit the Leased Premises to become subject to any mechanics’, laborers’ or materialmen’s lien on account of labor or material furnished to Tenant or claimed to have been furnished to Tenant in connection with work of any character performed or claimed to have been performed on the Leased Premises by, or at the direction or sufferance of Tenant; provided, however, that Tenant shall have the right to contest, in good faith and with reasonable diligence, the validity of any such lien or claimed lien.

At the request of Landlord, Tenant shall furnish and deposit bond or other security with the title company of Landlord’s choosing to insure over any lien related to the liabilities referenced in this Section 11.2 to the extent existing during the last year of the initial term of this Lease, or during the last year of any Extension Term.
ARTICLE XII
UTILITIES
     Section 12.1 Utilities. Tenant shall purchase all utility services, including but not limited to fuel, water, sewerage and electricity, from the utility or municipality providing such service, and shall pay for such services when such payments are due.
ARTICLE XIII
INTENTIONALLY DELETED
ARTICLE XIV
RIGHTS RESERVED TO LANDLORD
     Section 14.1 Rights Reserved to Landlord. Landlord, on behalf of itself and Agent reserves the following rights to be exercised at Landlord’s election:
     (a) Upon forty-eight (48) hours’ prior notice to Tenant (except in the event of emergency), to inspect the Leased Premises;
     (b) Upon forty-eight (48) hours’ prior notice to Tenant (except in the event of emergency), to show the Leased Premises to prospective purchasers, mortgagees, or other persons having a legitimate interest in viewing the same, and, at any time within nine (9) months prior to the expiration of the Lease term to persons wishing to rent the Leased Premises;
     (c) During the last nine (9) months of the Lease term, to place and maintain the usual “For Rent” sign in or on the Leased Premises; and
     (d) To place and maintain “For Sale” signs on the Leased Premises and on the exterior of the building on the Leased Premises.
     Landlord may enter upon the Leased Premises for said purposes and may exercise any and all of the foregoing rights hereby reserved; provided that such entry is made during normal business hours unless an emergency exists and that Landlord does not unreasonably interfere with Tenant’s use and enjoyment of the Leased Premises.
ARTICLE XV
QUIET ENJOYMENT
     Section 15.1 Quiet Enjoyment. So long as no Event of Default of Tenant has occurred, Tenant’s quiet and peaceable enjoyment of the Leased Premises shall not be disturbed or interfered with by Landlord or by any person claiming by, through or under Landlord.

ARTICLE XVI
SUBORDINATION OR SUPERIORITY
     Section 16.1 Subordination or Superiority. If the mortgagee or trustee named in any first mortgage or first trust deed now existing or hereafter made shall agree that, if it becomes the owner of the Leased Premises by foreclosure or deed in lieu of foreclosure, it will recognize the rights and interest of Tenant under the Lease and not disturb Tenant’s use and occupancy of the Leased Premises if and so long as no Event of Default of Tenant has occurred (which agreement may, at such mortgagee’s option, require attornment by Tenant), then all or a portion of the rights and interests of Tenant under this Lease shall be subject and subordinate to such first mortgage or first trust deed and to any and all advances to be made thereunder, and to the interest thereon, and all renewals, replacements and extensions thereof. Any such mortgagee or trustee may elect that, instead of making this Lease subject and subordinate to its first mortgage or first trust deed, the rights and interest of Tenant under this Lease shall have priority over the lien of its mortgage or trust deed. Tenant agrees that it will, within ten (10) business days after demand in writing, execute and deliver whatever instruments may be required to the extent consistent with this Article XVI, either to make the Lease subject and subordinate to such a mortgage or trust deed, or to give the Lease priority over the lien of the mortgage or trust deed, whichever alternative may be elected by the mortgagee or trustee. If Tenant fails to execute and deliver any such instrument, Tenant does hereby make, constitute and irrevocably appoint Landlord as its attorney in fact, in its name, place and stead so to do. Landlord represents and warrants that as of the date hereof, Amalgamated Bank of Chicago (“Lender”) is the only party holding a deed of trust on the property. Simultaneously with the execution hereof, Lender and Tenant shall enter into a subordination, non-disturbance and attornment agreement substantially in the form of Exhibit B.
ARTICLE XVII
SURRENDER
     Section 17.1 Surrender. Upon the expiration of the term of this Lease, or upon termination of the Lease or of Tenant’s right to possession of the Leased Premises, Tenant will at once surrender and deliver up the Leased Premises, together with all improvements thereon, to Landlord, broom swept, in good condition and repair, reasonable wear and tear and damage by casualty or condemnation excepted. Tenant shall deliver to Agent all keys to all doors therein. All Alterations, temporary or permanent, made in or upon the Leased Premises by Tenant shall become Landlord’s property and shall remain upon the Leased Premises on any such termination without compensation, allowance or credit to Tenant.
     Section 17.2 Removal of Tenant’s Property. Upon the termination of this Lease by lapse of time, Tenant shall remove Tenant’s articles of personal property incident to Tenant’s business (“Trade Fixtures”); provided, however, that Tenant shall repair any injury or damage to the Leased Premises which may result from such removal, and shall restore the Leased Premises to the same condition as prior to the installation thereof. If Tenant does not remove Tenant’s Trade Fixtures from the Leased Premises prior to the expiration or earlier termination of the Lease term, Landlord may, at its option, remove the same (and repair any damage occasioned thereby) and dispose thereof or deliver the same to any other place of business of Tenant or warehouse the same, and Tenant shall pay the reasonable out-of-pocket cost of such removal, repair, delivery and warehousing to Landlord on demand or Landlord may treat such Trade Fixtures as having been conveyed to Landlord with this Lease as a Bill of Sale, without further payment or credit by Landlord to Tenant.
     Section 17.3 Holding Over. Tenant shall have no right to occupy the Leased Premises or any portion thereof after the expiration of the Lease or after termination of the Lease or of Tenant’s right to possession pursuant to Section 19.0 hereof. In the event Tenant or any party claiming by, through or under Tenant holds over, Tenant shall pay, as liquidated damages, monthly rent at a rate equal to 150% the rate of the Annual Base Rent payable by Tenant hereunder immediately prior to the expiration or other termination of the Lease or of Tenant’s right to possession.
ARTICLE XVIII
ENVIRONMENTAL CONDITIONS
     Section 18.1 Defined Terms.
     (a) “Hazardous Material” shall include but shall not be limited to any substance, material, or waste that is regulated by any federal, state, or local governmental authority because of toxic, flammable, explosive, corrosive, reactive, radioactive or other properties that may be hazardous to human health or the environment, including without limitation asbestos and asbestos containing materials, radon, petroleum and petroleum products, urea formaldehyde foam insulation, methane, lead based paint, polychlorinated biphenyl compounds, hydrocarbons or like substances and their additives or constituents, pesticides, agricultural chemicals, and any other special, toxic, or hazardous substances, materials, or wastes of any kind, including without limitation those now or hereafter defined, determined, or identified as “hazardous substances,” “hazardous materials,” “toxic substances,” or “hazardous wastes” in any Environmental Law.
     (b) “Environmental Law” shall mean any federal, state, or local law, statute, ordinance, code, rule, regulation, policy, common law, license, authorization, decision, order, or injunction applicable to the Leased Premises which pertains to health, safety, any Hazardous Material, or the environment (including, but not limited to, ground, air, water, or noise pollution or contamination, and underground or aboveground tanks) together with all rules, regulations, orders, and decrees now or hereafter promulgated under any of the foregoing, as any of the foregoing now exist or may be changed or amended or come into effect in the future.
     (c) “Environmental Claim” shall mean and include any demand, notice of violation, inquiry, cause of action, proceeding, or suit for damages (including reasonable attorneys’, consultants’, and experts’ fees, costs or expenses), losses, injuries to person or property, damages to natural resources, fines, penalties, interest, cost recovery, compensation, or contribution resulting from or in any way arising in connection with any Hazardous Material in violation of any Environmental Law.
     (d) “Pre-Existing Condition” shall mean the presence of any Hazardous Material on the Leased Premises, to the extent such Hazardous Material was not introduced onto the Leased Premises after the Commencement Date.

     (e) “Environmental Condition” shall mean (i) the presence on the Leased Premises of one or more underground storage tanks or (ii) the existence of any Hazardous Material on the Leased Premises, including a Pre-Existing Condition, in violation of or requiring cleanup under any Environmental Law in concentrations or at levels exceeding applicable federal, state, or local standards for soil, groundwater, or waste, either of which subjects a party to liability for any Environmental Claim.
     (f) “Environmental Remediation” shall mean any investigation, cleanup, removal, containment, remediation, or other action relating to an Environmental Condition (i) required pursuant to any Environmental Law, or (ii) necessary to prevent a party from incurring, or relieve a party from, loss of any kind as a result of an Environmental Claim.
     (g) “Landlord Group” any or all of Landlord’s agents, employees, representatives, contractors, workmen, mechanics, suppliers, customers, guests, licensees, invitees, assignees and all of their respective successors and assigns or any party claiming by, through or under any of them.
     (h) “Remediating Party” shall mean the party which has elected (or is deemed to have elected) to perform any Environmental Remediation.
     (i) “Tenant Group” any or all of Tenant’s agents, employees, representatives, contractors, workmen, mechanics, suppliers, customers, guests, licensees, invitees, sublessees, assignees and all of their respective successors and assigns or any party claiming by, through or under any of them.
     Section 18.2 Tenant’s Covenants with Respect to Environmental Matters. During the Term, Tenant, at its sole cost and expense, shall:
     (a) materially comply with all Environmental Laws relating to the use and operation of the Leased Premises;
     (b) keep the Leased Premises free of any Hazardous Material, provided, however, minor quantities of Hazardous Materials may be used or stored in the Premises for cleaning purposes only or in connection with the normal course of operation of Tenant’s business on the Leased Premises, so long as such quantities and the use thereof is done in accordance with all Environmental Laws;
     (c) upon the discovery of an Environmental Condition:
1.	promptly, but not later than five (5) business days after the discovery of the Environmental Condition, notify Landlord of the Environmental Condition;

2.	prior to commencement of any Environmental Remediation, submit a proposed scope of work for the Environmental Remediation, together with a timetable and a cost estimate, to Landlord for review and approval;

3.	after obtaining Landlord’s approval, which shall not be unreasonably withheld, conditioned or delayed, diligently perform the approved Environmental Remediation;

4.	submit to Landlord in a timely manner for Landlord’s reasonable review and comment the documentation and information required by Sections 18.6 and 18.7 of this Lease relating to each phase of the Environmental Remediation, and pay all reasonable costs of Landlord described in Section 18.7(c);

5.	comply with applicable release reporting requirements under Environmental Law and provide Landlord with any information reasonably necessary for Landlord to comply with Environmental Law; and

6.	to the extent applicable, obtain a so called “no further remediation letter” or other acknowledgment from the federal, state, or local governmental agency with jurisdiction over the Environmental Condition that the Leased Premises have been fully remediated without reliance on institutional controls (including but not limited to deed restrictions) or engineered barriers;
     (d) not install or operate any above or below ground tank, sump, pit, pond, lagoon, or other storage or treatment vessel or device in used in connection with Hazardous Materials on the Leased Premises without first obtaining Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed;
     (e) not handle, use, generate, treat, dispose of, or permit the use, handling, generation, treatment, storage, or disposal of any Hazardous Material (except as provided in Section 18.2(b) above) in, on, under, around, or above the Leased Premises at any time during the Term;
     (f) not use any above ground tank (including barrels and drums), of any size within or without the Leased Premises, except (i) in compliance with all Environmental Laws, and (ii) if, reasonably required by Landlord, secondary containment is provided. .
     Section 18.3 Pre-Existing Conditions. To the extent required by Environmental Law, Tenant acknowledges that Tenant is fully responsible to remediate any and all Pre-Existing Condition, regardless of whether such Environmental Condition is known or unknown as of the Commencement Date.
     Section 18.4 Rights of Inspection. In addition to Landlord’s other rights of entry, access and inspection contained in this Lease, Landlord and its agents and representatives shall have, upon reasonable prior notice given to Tenant and at reasonable hours, a right of entry and access to the Leased Premises for the purposes of (i) inspecting the documentation relating to Hazardous Materials or environmental matters maintained by Tenant or any occupant of the Leased Premises; (ii) ascertaining the nature of the activities being conducted on the Leased Premises and investigating whether Tenant is in compliance with its obligations under Article XVIII of this Lease; (iii) determining the type, kind, and quantity of all products, materials, and substances brought onto the Leased Premises, or made or produced thereon, and (iv) performing such environmental investigations and assessments as Landlord may reasonably desire to perform. The investigation and assessments may also include reasonable subsurface or other invasive investigation of the Leased Premises, including, but not limited to, soil borings and sampling of site soil and ground or surface water for laboratory analysis, as may be reasonably recommended by the Landlord’s consultant as part of its inspection of the Leased Premises or based upon such other reasonable evidence of Environmental Conditions warranting such subsurface or other invasive investigation. Tenant will cooperate with Landlord and Landlord’s consultants and will supply, promptly upon request, any information reasonably requested to facilitate the completion of the environmental assessments and investigations. Landlord and its agents and representatives shall have the right to take samples in quantities sufficient for analysis of all products, materials, and substances present on the Leased Premises and shall also have the right to conduct other tests and studies as may be reasonably determined by Landlord to be appropriate in order to investigate whether Tenant is in compliance with its obligations under Article XVIII.
     Section 18.5 Copies of Notices. During the Term, Tenant shall promptly provide Landlord with copies of all summons, citations, directives, information inquiries or requests, notices of potential responsibility, notices of violation or deficiency, orders or decrees, Environmental Claims, complaints, investigations, judgments, letters, notices of environmental liens or response actions in progress, and other communications, written or oral, actual or threatened, received by Tenant or any occupant of the Leased Premises, from any federal, state, or local agency or authority, or any other entity or individual (including both governmental and non governmental entities and individuals), concerning (a) any actual or alleged release of any Hazardous Material on, to, or from the Leased Premises; (b) any actual or alleged violation of or responsibility under Environmental Laws; or (c) any actual or alleged liability under any theory of common law tort or toxic tort, including without limitation, negligence, trespass, nuisance, strict liability, or ultrahazardous activity.
     Section 18.6 Tests and Reports. Upon written request by Landlord, Tenant shall provide Landlord, at Tenant’s expense, with (i) copies of all environmental reports and tests prepared or obtained by or for Tenant or any occupant of the Leased Premises; (ii) copies of transportation and disposal contracts (and related manifests, schedules, reports, and other information) entered into or obtained by Tenant with respect to any Hazardous Material; (iii) copies of any permits issued to Tenant under Environmental Laws with respect to the Leased Premises; (iv) prior to filing, copies of any and all reports, notifications, and other filings to be made by Tenant or any occupant of the Leased Premises to any federal, state, or local environmental authorities or agencies, and after filing, copies of such filings; and (v) any other relevant documents and information with respect to environmental matters relating to the Leased Premises. Tenant shall be obligated to provide such documentation only to the extent that the documentation is within Tenant’s possession or control.
     Section 18.7 Indemnification. Tenant shall reimburse, defend with counsel reasonably chosen by Landlord, indemnify, and hold Landlord and any other Indemnified Party free and harmless from and against any and all Environmental Claims, response costs, losses, liabilities, damages, costs, and expenses, including without limitation loss of rental income, loss due to business interruption, and reasonable attorneys’ and consultants’ fees, costs and expenses arising out of or in any way connected with any or all of the following:

     (a) any Hazardous Material (other than a Pre Existing Condition) which is or was actually or allegedly generated, stored, treated, released, disposed of, or otherwise located on or at the Leased Premises as a result of the act or omission of Tenant or any member of the Tenant Group (regardless of the location at which such Hazardous Material is now or may in the future be located or disposed of), including, but not limited to any and all (i) liabilities under any common law theory of tort, nuisance, strict liability, ultrahazardous activity, negligence, or otherwise based upon, resulting from or in connection with any Hazardous Material; (ii) obligations to take response, cleanup, or corrective action pursuant to any Environmental Laws; and (iii) the costs and expenses of investigation or remediation in connection with the decontamination, removal, transportation, incineration, or disposal of any of the foregoing in accordance with Environmental Law; and
     (b) any actual or alleged illness, disability, injury, or death of any person, in any manner arising out of or allegedly arising out of exposure to any Hazardous Material or other substances or conditions present at the Leased Premises as a result of the act or omission of Tenant or any member of the Tenant Group (including, but not limited to, ownership, operation, and disposal of any equipment which generates, creates, or uses electromagnetic files, x rays, other forms of radiation and radioactive materials), regardless of when any such illness, disability, injury, or death shall have occurred or been incurred or manifested itself; and
     (c) any failure by Tenant to comply with any obligation under this Article XVIII relating to an Environmental Condition for which Tenant is Remediating Party;
     (d) the imposition of any lien for damages caused by, or the recovery of any costs for, the remediation or cleanup of any Hazardous Material as a result of the act or omission of Tenant or any member of the Tenant Group;
     (e) costs of removal of any and all Hazardous Materials from all or any portion of the Leased Premises, which Hazardous Materials came to be present at the Leased Premises as a result of the act or omission of Tenant or any member of the Tenant Group;
The obligations of Tenant under Section 18.7 shall survive any termination or expiration of this Lease. Notwithstanding anything herein to the contrary, Tenant shall not be liable for, and shall have no obligations to indemnify, Landlord or the Landlord Group for Landlord’s or the Landlord Group’s negligence or willful misconduct.
     Section 18.8 No Liability of Landlord. Except as provided in Section 18.7, Landlord shall not have any liability to Tenant or any of its employees, agents, shareholders, officers or directors, or any other persons as a result of any Hazardous Material now or hereafter located on the Leased Premises.
ARTICLE XIX
REMEDIES
     Section 19.1 Defaults. Tenant agrees that any one or more of the following events shall be considered Events of Default as said term is used herein:

     (a) Tenant shall be adjudged an involuntary bankrupt, or a decree or order approving, as properly filed, a petition or answer filed against Tenant asking reorganization of Tenant under the Federal bankruptcy laws as now or hereafter amended, or under the laws of any state, shall be entered, and any such decree or judgment or order shall not have been vacated or set aside within ninety (90) days from the date of the entry or granting thereof; or
     (b) Tenant shall file or admit the jurisdiction of the court and the material allegations contained in any petition in bankruptcy or any petition pursuant or purporting to be pursuant to the Federal bankruptcy laws as now or hereafter amended, or Tenant shall institute any proceeding or shall give its consent to the institution of any proceedings for any relief of Tenant under any bankruptcy or insolvency laws or any laws relating to the relief of debtors, readjustment of indebtedness, reorganization, arrangements, composition or extension; or
     (c) Tenant shall make any assignment for the benefit of creditors or shall apply for or consent to the appointment of a receiver for Tenant or any of the property of Tenant; or
(d) The Leased Premises are levied upon by any revenue officer or similar officer; or
     (e) A decree or order appointing a receiver of the property of Tenant shall be made and such decree or order shall not have been vacated or set aside within ninety (90) days from the date of entry or granting thereof; or
     (f) Tenant shall abandon the Leased Premises and fail to pay Rent as required hereunder; or
     (g) Tenant shall default in any payment of Rent or in any other payment required to be made by Tenant hereunder or shall default under Section 6.2 hereof, and any such default shall continue for five (5) business days after notice thereof in writing to Tenant; or
     (h) Subject to the terms of Section 19.3 below, Tenant shall default in keeping, observing or performing any of the other covenants or agreements herein contained to be kept, observed and performed by Tenant, and such default shall continue for thirty (30) days after notice thereof in writing to Tenant or shall exist at the expiration of the Lease term.
     Section 19.2 Remedies. Upon the occurrence of any one or more Events of Default, Landlord may at its election terminate this Lease or terminate Tenant’s right to possession only, without terminating the Lease. Upon termination of the Lease, or upon any termination of Tenant’s right to possession without termination of the Lease, Tenant shall surrender possession and vacate the Leased Premises immediately, and deliver possession thereof to Landlord, and hereby grants to Landlord the full and free right, without demand or notice of any kind to Tenant (except as hereinabove expressly provided for), to enter into and upon the Leased Premises in such event with process of law and to repossess the Leased Premises as Landlord’s former estate and to expel or remove Tenant and any others who may be occupying or within the Leased Premises without being deemed in any manner guilty of trespass, eviction, or forcible entry or detainer, without incurring any liability for any damage resulting therefrom and without relinquishing Landlord’s rights to Rent or any other right given to Landlord hereunder or by operation of law. Upon termination of the Lease, Landlord shall be entitled to recover as damages all Rent and other sums due and payable by Tenant on the date of termination, plus (a)

an amount equal to the value of the Rent and other sums provided herein to be paid by Tenant for the residue of the stated term hereof, less the fair rental value of the Leased Premises for the residue of the stated term (taking into account the time and expenses reasonably necessary to obtain a replacement tenant or tenants, including expenses hereinafter described relating to recovery of the Leased Premises, preparation for reletting and for reletting itself), and (b) the cost of performing any other covenants to be performed by Tenant. If Landlord elects to terminate Tenant’s right to possession only without terminating the Lease, Landlord may, at Landlord’s option, enter into the Leased Premises, remove Tenant’s signs and other evidences of tenancy, and take and hold possession thereof as hereinafter provided, without such entry and possession terminating the Lease or releasing Tenant, in whole or in part, from Tenant’s obligations to pay the Rent and other sums provided herein to be paid by Tenant for the full term or from any other of its obligations under this Lease. Landlord may relet all or any part of the Leased Premises for such Rent and upon such terms as shall be satisfactory to Landlord (including the right to relet the Leased Premises as a part of a larger area, and the right to change the character or use made of the Leased Premises). For the purpose of such reletting, Landlord may decorate or make any repairs, changes, alterations or additions in or to the Leased Premises that may be reasonably necessary. If Landlord does not relet the Leased Premises, Tenant shall pay to Landlord on demand damages equal to the amount of the Rent, and other sums provided herein to be paid by Tenant for the remainder of the Lease term. If the Leased Premises are relet and a sufficient sum shall not be realized from such reletting after paying all of the expenses of such decorations, repairs, changes, alterations, additions, the expenses of such reletting and the collection of the Rent accruing therefrom (including, but not by way of limitation, attorneys’ fees and brokers’ commissions), to satisfy the Rent and other sums herein provided to be paid for the remainder of the Lease term, Tenant shall pay to Landlord on demand any deficiency and Tenant agrees that Landlord may file suit to recover any Rent or other sums falling due under the terms of this Section from time to time. Landlord shall use reasonable efforts to mitigate its damages arising out of Tenant’s default.
     Section 19.3 Tenant’s Opportunity to Cure. If Tenant defaults under Section 19.1(h), and such default cannot with due diligence be cured within a period of thirty (30) days, and if notice thereof in writing shall have been given to Tenant, and if Tenant, prior to the expiration of thirty (30) days from and after the giving of such notice, commences to eliminate the cause of such default and proceeds diligently and with reasonable dispatch to take all steps and do all work required to cure such default and does so cure such default, then an Event of Default shall not be deemed to have occurred; provided, however, that Tenant’s right to cure hereunder shall not extend beyond the expiration of the Lease term, and provided further that the curing of any default in such manner shall not be construed to limit or restrict Landlord’s remedies for any other default which becomes an Event of Default.
     Section 19.4 Landlord’s Right to Cure. Landlord may, but shall not be obligated to, cure any default by Tenant (specifically including, but not by way of limitation, Tenant’s failure to obtain insurance, make repairs, or satisfy lien claims); and whenever Landlord so elects, all reasonable out-of-pocket costs and expenses paid by Landlord in curing such default, including without limitation reasonable attorneys’ fees, shall be so much additional rent due on the next rent date after such payment.

     Section 19.5 Remedies Cumulative. No remedy herein or otherwise conferred upon or reserved to Landlord shall be considered to exclude or suspend any other remedy but the same shall be cumulative and shall be in addition to every other remedy given hereunder, or now or hereafter existing at law or in equity or by statute, and every power and remedy given by this Lease to Landlord may be exercised from time to time and so often as occasion may arise or as may be deemed expedient
     Section 19.6 No Waiver. No delay or omission of Landlord to exercise any right or power arising from any default shall impair any such right or power or be construed to be a waiver of any such default or any acquiescence therein. No waiver of any breach of any of the covenants of this Lease shall be construed, taken or held to be a waiver of any other breach, or as a waiver, acquiescence in or consent to any further or succeeding breach of the same covenant. The acceptance by Landlord of any payment of Rent after the termination by Landlord of this Lease or of Tenant’s right to possession hereunder shall not, in the absence of agreement in writing to the contrary by Landlord, be deemed to restore this Lease or Tenant’s right to possession hereunder, as the case may be, but shall be construed as a payment on account, and not in satisfaction of damages due from Tenant to Landlord.
ARTICLE XX
OPTION TO EXTEND
     Section 20.1 Option to Extend. Provided Tenant shall timely and faithfully perform all of its obligations under this Lease during the original term (and any extended option term, if applicable), Tenant shall have the right, exercisable by giving written notice thereof to Landlord not less than nine (9) months prior to the expiration of the original term of this Lease or the then current Extension Term (as hereinafter defined), to extend the term of this Lease for three (3) consecutive additional terms of five (5) years (each, as “Extension Term” and collectively the “Extension Terms”) each upon all of the terms, covenants and conditions contained in this Lease, except that Annual Base Rent during any such extended term shall be equal to the Prevailing Market Rate (as hereinafter defined) effective as of the commencement date of the applicable Extension Term. Promptly after determination of the Prevailing Market Rent for the applicable Extension Term, Landlord shall prepare a mutually acceptable amendment to lease setting forth the Prevailing Market Rent and the parties shall execute the same. All references to “term” of this Lease shall be deemed to include any applicable Extension Terms and the Expiration Date shall be deemed to mean the expiration date of the applicable Extension Term.
     Section 20.2 Prevailing Market Rate.
     “Prevailing Market Rate” shall mean the annual market rental rate for space in comparable buildings in Selma, Texas, comparable to the extent practicable in size, condition, age, class, location and use to the Leased Premises and for a term of not less than five (5) years with tenants with credit similar to Tenant (adjusted using market rates to take into account that no rental increases shall occur during the five (5) year term of the extension, no concessions, inducements, landlord work, brokerage commission, allowances and other incentives) provided in leases executed during the twelve (12) month period prior to the date of Landlord’s written notice to Tenant of Landlord’s determination of the Prevailing Market Rate. Landlord will deliver written notice to Tenant of its determination of the Prevailing Market Rate no later than thirty (30) days after Landlord receives Tenant’s notice of exercise of its option to extend for the applicable Extension Term. If Tenant believes that the Prevailing Market Rate quoted by Landlord is not consistent herewith, Tenant shall so notify Landlord within ten (10) days after receipt of Landlord’s written notice of the Prevailing Market Rate, and Landlord and Tenant shall commence negotiations as of the date Tenant delivers such notice to attempt to agree upon the Prevailing Market Rate. If Landlord and Tenant are unable to reach agreement on the Prevailing Market Rate within thirty (30) days after the date of Landlord’s determination, Tenant may elect, by written notice to Landlord given within five (5) business days after the expiration of such 30-day period, to require that the disagreement be resolved by arbitration in the manner set forth herein. If Tenant does not provide such notice within the aforementioned five (5) business day period, Tenant will be deemed to have revoked and waived its option to extend the Term under this Article XX for the applicable Extension Term. If Tenant timely requests arbitration of the dispute, Landlord and Tenant shall then undertake arbitration and shall separately engage a licensed commercial real estate broker to determine the Prevailing Market Rate as defined herein. Within ten (10) business days after the real estate brokers has been selected, they shall simultaneously submit a market analysis which sets forth their opinion of the Prevailing Market Rate. If such opinions conclude a Prevailing Market Rate within 2% of each other, then the mean of the two opinions shall establish the Prevailing Market Rate for the option term. In the event, however, that the two opinions are not within 2% of each other, the two chosen realtors will appoint a third qualified commercial real estate broker, who shall within ten business days after his appointment provide an opinion totally independent of the opinions provided by the original two real estate brokers. The third real estate broker’s opinion shall be compared to the other two opinions previously provided, and the Prevailing Market Rate will be set by:
i.	comparing the opinions of the first two real estate brokers with the opinion of the third real estate broker;

ii.	the opinion of the first two real estate brokers which is closest to the opinion of the third commercial real estate broker will be used, and the Prevailing Market Rate shall be set as the mean of such closest earlier opinion with the third opinion.
For example, if the first real estate broker’s opinion was that the Leased Premises should rent for $5.00 per square foot, and the second real estate broker’s opinion was that the Leased Premises should rent for $5.50 per square foot, a difference of 10% would exist, and a third real estate broker would be chosen. If the third real estate broker concluded that the fair rental should be $5.30 per square foot, the Prevailing Market Rate would be thereby established to be $5.50. If the third real estate broker is exactly in between the opinions of the first two realtors, then the Prevailing Market Rate shall equal the opinion of the third real estate broker. Any real estate broker appointed hereunder shall be a licensed Illinois real estate broker with not less than ten (10) years of experience in leasing comparable space, shall be independent of Tenant, Landlord and any other real estate broker theretofore appointed with respect to such determination of the Prevailing Market Rate shall not have represented Tenant or Landlord or an Affiliate of Landlord in connection with this Lease, and shall not be a client of Tenant or a tenant of Landlord. Each party shall pay one-half (1/2) of the fees and costs of the third real estate broker appointed as aforesaid. Each party may submit to the real estate brokers, with a copy to the other party, such materials as may be relevant to determining the Prevailing Market Rate. Subject to the terms of this Article XX, such arbitration proceedings shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and any final determination of the Prevailing Market Rate in such arbitration shall be final and binding on the parties. Notwithstanding anything contained above to the contrary, the Prevailing Market Rate shall never be reduced from the rental rate in effect prior to the extension.
ARTICLE XXI
MISCELLANEOUS
     Section 21.1 Estoppel Certificates. Tenant and Landlord shall each at any time and from time to time upon not less than ten (10) business days prior written request from the other party, execute, acknowledge and deliver to the requesting party, in a form reasonably satisfactory to the requesting party, a written statement certifying (if true) that Tenant has accepted the Leased Premises, that this Lease is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating the modifications), that, to the party’s knowledge, neither Landlord or Tenant is not in default hereunder, the date to which Rent has been paid in advance, if any, and such other accurate certifications as may reasonably be required by Landlord or Tenant. Tenant shall also, upon written request, give copies to any mortgagee of Landlord of all notices by Tenant to Landlord and a reasonable opportunity for such mortgagee to cure any default of Landlord (not to exceed ninety (90) days in any event).
     Section 21.2 Amendments Must Be in Writing. None of the covenants, terms or conditions of this Lease, to be kept and performed by either party, shall in any manner be altered, waived, modified, changed or abandoned except by a written instrument, duly signed and delivered by the other party.
     Section 21.3 Notices. All notices to or demands upon Landlord or Tenant desired or required to be given under any of the provisions hereof shall be in writing. Any notices or demands from Landlord to Tenant shall be deemed to have been duly and sufficiently given when received or refused, if sent by United States registered or certified mail in an envelope properly stamped and addressed, or if sent by courier service, with receipt, to Tenant at Tenant’s Address or at such other street address as Tenant may theretofore have designated by written notice to Landlord, and any notices or demands from Tenant to Landlord shall be deemed to have been duly and sufficiently given when received or refused, if sent by United States registered or certified mail in an envelope properly stamped and addressed, or if sent by courier service, with receipt, to Landlord at Landlord’s Address or at such other street address or to such other agent as Landlord or Agent may theretofore have designated by written notice to Tenant, with a copy to any first mortgagee of the Leased Premises, the identity and address of which Tenant shall have received written notice.
     Section 21.4 Short Form Lease. This Lease shall not be recorded, but the parties agree, at the request of either of them, to execute a Short Form Lease for recording, containing the names of the parties, the legal description and the term of the Lease.

     Section 21.5 Time of Essence. Time is of the essence of this Lease, and all provisions herein relating thereto shall be strictly construed.
     Section 21.6 Relationship of Parties. Nothing contained herein shall be deemed or construed by the parties hereto, or by any third party, as creating the relationship of principal and agent or of partnership, or of joint venture, by the parties hereto, it being understood and agreed that no provision contained in this Lease nor any acts of the parties hereto shall be deemed to create any relationship other than the relationship of landlord and tenant.
     Section 21.7 Captions. The captions of this Lease are for convenience only and are not to be construed as part of this Lease and shall not be construed as defining or limiting in any way the scope and intent of the provisions hereof.
     Section 21.8 Severability. If any term or provision of this Lease shall to any extent be held invalid or unenforceable, the remaining terms and provisions of this Lease shall not be affected thereby, but each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.
     Section 21.9 Law Applicable. This Lease shall be construed and enforced in accordance with the laws of the state where the Leased Premises are located.
     Section 21.10 Covenants Binding on Successors. All of the covenants, agreements, conditions and undertakings contained in this Lease shall extend and inure to and be binding upon the heirs, executors, administrators, successors and assigns of the respective parties hereto, the same as if they were in every case specifically named, and wherever in this Lease reference is made to either of the parties hereto, it shall be held to include and apply to, wherever applicable, the heirs, executors, administrators, successors and assigns of such party. Nothing herein contained shall be construed to grant or confer upon any person or persons, firm, corporation or governmental authority, other than the parties hereto, their heirs, executors, administrators, successors and assigns, any right, claim or privilege by virtue of any covenant, agreement, condition or undertaking in this Lease contained.
     Section 21.11 Brokerage. Tenant and Landlord each represent and warrant to the other party that they have had no dealings with any broker or agent in connection with this Lease. Tenant and Landlord each covenant to pay, hold harmless, indemnify and defend the other party from and against any and all costs, expenses or liability (including, without limitation, reasonable attorney’s incurred by the other party) for any compensation, commissions and charges claimed by any broker or agent with respect to this Lease or the negotiation thereof.
     Section 21.12 Landlord Means Owners. The term “Landlord” as used in this Lease, so far as covenants or obligations on the part of the Landlord are concerned, shall be limited to mean and include only the owner or owners at the time in question of the fee of the Leased Premises, and in the event of any transfer or transfers of the title to such fee, Landlord herein named (and in case of any subsequent transfer or conveyances, the then grantor) shall be automatically freed and relieved, from and after the date of such transfer or conveyance, of all liability as respects the performance of any covenants or obligations on the part of Landlord contained in this Lease thereafter to be performed; provided that any funds in the hands of such

Landlord or the then grantor at the time of such transfer, in which Tenant has an interest, shall be turned over to the grantee, and any amount then due and payable to Tenant by Landlord or the then grantor under any provisions of this Lease shall be paid to Tenant
     Section 21.13 Signs. Tenant may install exterior signs on or about the Leased Premises without Landlord’s prior written approval, provided such signs comply with all applicable laws and ordinances.
     Section 21.14 Force Majeure. Neither Landlord nor Tenant shall be deemed in default with respect to any of the terms, covenants and conditions of this Lease on Landlord’s or Tenant’s part to be performed, other than the failure to make any payment of money due hereunder and within the reasonable control of the paying party, if such party’s failure to timely perform same is due in whole or in part to any strike, lockout, labor trouble (whether legal or illegal), civil disorder, failure of power, restrictive governmental laws and regulations, riots, insurrections, war, shortages, accidents, casualties, acts of God, acts caused directly by the other party hereto or such party’s agents, employees and invitees, or any other cause beyond the reasonable control of Landlord or Tenant, as applicable (each, a “Force Majeure Event”).
     Section 21.15 Attorneys’ Fees. In the event of any litigation between Landlord and Tenant with respect to this Lease, the non-prevailing party in such litigation shall pay the reasonable attorneys’ fees and court costs and expenses of the prevailing party.
     Section 21.16 Execution of Lease. The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the Leased Premises and this document shall become effective and binding only upon the execution and delivery hereof by Tenant and by Landlord. All negotiations, considerations, representations and understandings between Landlord and Tenant are incorporated herein.
ARTICLE XXII
RIGHT OF FIRST REFUSAL
     Section 22.1 Right of First Refusal. From and after the Commencement Date and during the term of this Lease (including any Extension Terms), Tenant shall have the right of first refusal (the “ROFR”) and Landlord shall not sell, transfer or otherwise dispose of all or part of Landlord’s interest in the Leased Premises until and unless Landlord shall have (a) obtained a bona fide offer therefor from an unrelated and independent third party (“Offeror”) (as evidenced by a signed Letter of Intent between Landlord and said Offeror) ; (b) given notice to Tenant (the “Notice”), which Notice shall contain a copy of the Letter of Intent which includes the following information: (i) the name of the Offeror, (ii) the address of the Offeror, and (iii) the material terms and conditions of such bona fide offer; and (c) offered to sell, transfer or otherwise disposal of such interest to Tenant at the same price and, except as hereinafter provided, subject to same material terms and conditions contained in said Letter of Intent. If Tenant shall either give notice of rejection of said offer or fail to give notice of acceptance of the same within thirty (30) days after the date of receipt of the Notice, Landlord’s interest in the Leased Premises may, during the one hundred eighty (180) days thereafter, be sold, transferred or otherwise disposed of to the original offer or at the same price and upon the same material terms and conditions contained in said bona fide offer as disclosed in writing to Tenant. In the event Tenant rejects said offer or fails to accept the same, this Lease and all of its terms and conditions shall nevertheless remain in full force and effect and Landlord and any purchaser or purchasers of the Leased Premises shall be bound thereby. Any sale or transfer of Landlord’s interest in the Leased Premises shall be expressly made subject to all of the terms, covenants and conditions of this Lease. Failure of Tenant to exercise this ROFR on one or more occasions shall not affect Tenant’s right to exercise it on any subsequent occasion. Any sale or transfer of the Leased Premises, or any part thereof, other than in strict compliance with the terms of this Article XXII shall be absolutely null and void and of no effect as to Tenant, and Tenant shall be entitled to purchase the Leased Premises from the purchaser upon the same terms and conditions and at the same price specified in said bona fide offer, provided Tenant notifies Landlord of its election thirty (30) days after receipt of Notice which complies with the requirements hereof. In the event Tenant exercises its ROFR then Tenant and Landlord shall negotiate in good faith to finalize a Purchase Agreement which includes all material terms of the Letter of Intent (notwithstanding the terms of the Letter of Intent, the Purchase Agreement shall provide that: (a) Landlord shall convey title by general warranty deed; and (b) title to the Leased Premises shall be free and clear of any liens and encumbrances except the lien for current Taxes which are not delinquent at the time of closing and such other exceptions to title as have been agreed to in writing by Tenant and those set forth in Section 23.5. This Section shall not apply to transfer of the Leased Premises upon foreclosure of a feehold mortgage or by deed in lieu of foreclosure of a feehold mortgage, and shall be null and void upon the transfer of the Leased Premises upon foreclosure of a feehold mortgage or transfer of the Leased Premises by deed in lieu of foreclosure of a feehold mortgage. If there is a foreclosure or deed in lieu of foreclosure of a feehold mortgage, the transferee shall not be bound by any rights of Tenant which might have accrued under this Article XXII prior to the foreclosure or deed in lieu of foreclosure.
     Section 22.2 Good Faith Negotiation. In the event Tenant exercises its ROFR under Section 22.1 but fails to negotiate in good faith to enter into and close on a purchase agreement which includes the material terms of the Letter of Intent, then notwithstanding anything contained in this Article XXII to the contrary, Tenant’s ROFR under Section 22.1 shall be forever terminated.
ARTICLE XXIII
PURCHASE OPTION
     In consideration of and as an inducement to Tenant to enter into this Lease, Landlord hereby grants to Tenant the option to purchase the Leased Premises (the “Option”) on and subject to the following terms and conditions:
     Section 23.1 Term. The term of the Option shall commence on the fifth (5th) anniversary of the Commencement Date and shall continue and is irrevocable during the remainder of the term and all Extension Terms of the Lease, subject to the terms of Section 23.4.
     Section 23.2 Purchase Price of the Leased Premises. The full purchase price of the Leased Premises shall be the greater of: (i) $14,300,000.00 and (ii) ninety-five percent (95%) of the “fair market value” of the Leased Premises (subject to an increase to one hundred percent (100%) of the “fair market value” of the Leased Premises in accordance with the terms of Section 23.4), which amount shall be payable upon Closing (as hereinafter defined) if Tenant elects to exercise the Option.

     Section 23.3 Definition of Fair Market Value. For purposes of this Article XXIII, the term “fair market value” shall mean the following: the appraised value of the entire Leased Premises (i.e. land and all improvements) based on a “willing seller/willing purchaser” standard minus the appraised value of the improvements on the Leased Premises paid for by Tenant based on a “willing seller/willing purchaser” standard. The fair market value shall be determined by an appraiser chosen by the Landlord and Tenant within ten (10) days after Tenant’s notice of its intent to exercise the Option. In the event the Landlord and Tenant cannot agree on an appraiser within ten (10) days after Tenant’s notice of its intent to exercise the Option, within five (5) days thereafter, Tenant shall choose one appraiser, and Landlord shall choose another appraiser. These two appraisers shall choose a third appraiser within an additional ten (10) day period. All three appraisers shall simultaneously submit their written appraisal within twenty (20) days after the appointment of the third appraiser. The two appraisals closest in price shall be averaged to determine the fair market value for purposes of this Section 23.4. For example, if the three appraisals came in at the following values: $15.0 million; $17.0 million; and $18.0 million, the fair market value would equal $17.5 million. In the event the three appraisals were spread equally apart, then the average of all three appraisals would be used to establish value. For example, if the three appraisals came in at the following values: $15.0 million; $16.0 million; and $17.0 million, the fair market value would equal $16.0.
     Section 23.4 Exercise of Option. Provided Tenant shall not then be in default, Tenant may exercise the Option by giving Landlord written notice thereof anytime during the initial term of this Lease or during the term of any Extension Period. Notwithstanding the foregoing or anything to the contrary in this Lease, in the event that, during the last year of the initial term of this Lease or during the last year of the term of any Extension Period, Tenant receives a Notice from Landlord which triggers Tenant’s ROFR under Article XXII of this Lease (such period referred to as the “Option Freeze Period”), the ROFR shall supersede the Option and the Option may not be exercised by Tenant. If (i) Tenant refuses or fails to exercise an ROFR received during the Option Freeze Period and (ii) the sale of the Leased Premises to the Offeror referenced in the Notice is consummated in accordance with the requirements of Section 22.1, then this Lease and all of its terms and conditions (including the ROFR and the Option) shall nevertheless remain in full force and effect and Landlord and any purchaser or purchasers of the Leased Premises shall be bound thereby, with the exception that the Option may be exercised by Tenant only during the last year of the initial term of this Lease or during the last year of any Extension Period and at a purchase price of one hundred percent (100%) of the “fair market value” of the Leased Premises. If (i) Tenant refuses or fails to exercise an ROFR received during the Option Freeze Period and (ii) the sale of the Leased Premises to the Offeror referenced in the Notice is not consummated, then Tenant’s right to exercise the Option shall be reinstated and all of other terms and conditions (including the ROFR) of the Lease shall remain in full force and effect.
     Section 23.5 Closing and Possession. The Closing shall occur at the office of the title company located in Chicago, Illinois, on a date designated by Tenant but the Closing shall occur within the later of (x) sixty (60) days after the date of Tenant’s notice that it is exercising the Option and (y) forty-five (45) days after the establishment of the purchase price pursuant to Section 23.2.

     Section 23.6 Condition of Title. Landlord shall convey title to the Leased Premises by warranty deed, free and clear of all liens, encumbrances, mortgages, easements, conditions, reservations and restrictions except: (1) those easements, conditions, reservations and restrictions existing on the effective date of this Lease; (2) those easements, conditions, reservations and restrictions imposed upon the Leased Premises with Tenant’s consent during the term of this Lease; (3) liens for Taxes not yet due and payable; (4) this Lease (and any and all subleases granted by Tenant); (5) that certain lease with Dynapac USA Inc. if not previously terminated; (6) those exceptions to title which have been agreed to in writing by Tenant (7) any title exceptions arising by reason of acts of the Purchaser. Landlord, at Tenant’s expense, shall furnish Tenant a policy of title insurance written by a title insurer acceptable to Tenant insuring the title to the Leased Premises, including all easements, free and clear of all defects except those specifically mentioned herein.
     Section 23.7 Assignment of Option. An assignment of the Lease shall constitute an assignment of this Option. Tenant may not retain this Option in the event it assigns this Lease, but such assignee shall be entitled to exercise such Option.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease the day and year first above written.

LANDLORD:	ARTHUR/BUSSE LIMITED PARTNERSHIP, an Illinois limited partnership

	By:	/S/ Mathias A. Valentine

	Name:	Mathias Valentine
	Its:	Vice President, Arthur/Busse Properties, Inc., an Illinois Corporation, as General Partner

300 EAST TOUHY LIMITED PARTNERSHIP, an Illinois limited partnership

	By:	/S/ Mathias A. Valentine

	Name:	Mathias Valentine
	Its:	Vice President, Touhy Properties, Inc., an Illinois Corporation, as General Partner

TENANT:	JOHN B. SANFILIPPO & SON, INC., a Delaware corporation

	By:	/S/ William R. Pokrajac

	Name:	William R. Pokrajac
	Its:	V.P. of Finance

EXHIBIT A
LEGAL DESCRIPTION
ALL OF THAT CERTAIN PARCEL OR TRACT OF LAND OUT OF THE TOREBIA HERRERA SURVEY NO. 68, CITY OF SELMA, GUADALUPE COUNTY, TEXAS; BEING ALL OF LOT 1, BLOCK 1, MARK INDUSTRIES, A SUBDIVISION AS RECORDED IN VOLUME 4, PAGE 237 OF THE PLAT RECORDS OF GUADALUPE COUNTY, TEXAS AND A PORTION OF A 102.00-ACRE TRACT AS CONVEYED TO MARK INDUSTRIES BY DEEDS RECORDED IN VOLUME 627, PAGE 44 OF THE DEED RECORDS OF GUADALUPE COUNTY, TEXAS AND VOLUME 318, PAGE 152 OF THE DEED RECORDED OF COMAL COUNTY, TEXAS; AND BEING MORE PARTICULARLY DESCRIBED BY METES AND BOUNDS AS FOLLOWS:
BEGINNING at a 1/2” iron rod found on the northwest right-of-way line of Interstate Highway 35 at the most southerly east corner of the above described Lot 1, said iron rod found also being the most southerly corner of a 3.00-acre tract as conveyed to Ditch Witch Company of Central Texas, Inc. by deed recorded in Volume 569, Page 288 of the Deed Records of Guadalupe County, Texas, for the most southerly east corner and POINT OF BEGINNING of the herein described tract;
THENCE, with the northwest right-of-way line of Interstate Highway 35, the following two (2) courses:
     1) S 60°19’41” W a distance of 263.22 feet to a concrete right-of-way monument found at an angle point; and
     2) S 56°54’24” W a distance of 21.51 feet to a 1/2” iron rod set with cap stamped TERRA FIRMA at the most easterly corner of a 5.789-acre tract for the most southerly corner of this tract;
THENCE, with the northeast line of said 5.789-acre tract, N 29°25’33” W a distance of 671.55 feet to a 1/2” iron rod set with cap stamped TERRA FIRMA for an inside corner of this tract;
THENCE with the northwest line of said 5.789-acre tract along a chain link fence, S 60°13’17” W a distance of 370.00 feet to a 1/2” iron rod set with cap stamped TERRA FIRMA at a fence corner post on the northeast line of Lot 3, Block 1, Olympia Business Park, Unit-1, a subdivision as recorded in Volume 4, Page 234 of the Plat Records of Guadalupe County, Texas for an outside corner of this tract;
THENCE, with the northeast line of said Olympia Business Park, Unit-1, a 1.9513-acre tract as conveyed to Snap-On Tools Corporation by deed recorded in Volume 713, Page 667 of the Official Records of Guadalupe County, Texas and the remaining portion of a 88.238-acre tract as conveyed to H.B. Zachry Properties, Inc. by deed recorded in Volume 482, Page 806 of the Deed Records of Guadalupe County, Texas along a chain link fence, N 29°31’21” W a distance of 1144.91 feet to a 1/2” iron rod found at the most easterly corner of Lot 5, Block 1 of Olympia

Business Park Unit-5, a subdivision as recorded in Volume 5, Page 123-A of the Plat Records of Guadalupe County, Texas for the most westerly corner of this tract;
THENCE, with a chain link fence, N 60°10’08” E, pass a point at the most westerly corner of said Lot 1, Block 1, Mark Industries at 508.88 feet, and continuing on with the northwest line of said Lot 1, Block 1, Mark Industries for a total distance of 1371.62 feet to a 1/2” iron rod at the most southerly corner of a 6.225-acre tract as conveyed to Johanna A. and Alfred A. Wiley by deed recorded in Volume 204, Page 846 of the Deed Records of Comal County, Texas;
THENCE, with the northwest line of said Lot 1, Block 1, Mark Industries, the following two (2) courses:
     1) N 60°22’01” E a distance of 175.16 feet to a 1/2” iron rod set at an angle point; and
     2) N 60°13’17” E a distance of 179.36 feet to a 1/2” iron rod found for the most northerly corner of this tract;
THENCE, with a northeast line of said Lot 1, Block 1, Mark Industries, the following three (3) courses:
     1) S 29°49’35” E a distance of 562.30 feet to a 1/2” iron rod set at an angle point;
     2) S 30°04’01” E a distance of 466.93 feet to 1/2” iron rod found at an angle point; and
     3) S 28°52’38” E a distance of 123.35 feet to a 1/2” iron rod found at the most northerly corner of a 2.7769-acre tract as conveyed to Jeanne E. and Paul H. King by deed recorded in Volume 903, Page 969 of the Deed Records of Guadalupe County, Texas, for the most easterly corner of this tract;
THENCE, with the northwest line of said King 2.7769-acre tract and the northwest line of a 2.716-acre tract as conveyed to Paul King by deed recorded in Volume 531, Page 510 of the Deed Records of Guadalupe County, Texas along a chain link fence, S 60°05’20” W a distance of 359.77 feet to a 1/2” iron rod found at the most westerly corner of said King 2.716-acre tract, said iron rod found also being the most northerly corner of a 4.954-acre tract as conveyed to Beryl E. Cudworth by deed recorded in Volume 418, Page 240 of the Deed Records of Guadalupe County, Texas;
THENCE, with the northwest line of said Cudworth 4.954-acre tract along a chain link fence, S 60°13’47” W a distance of 323.65 feet to a 1/2” iron rod found at the most westerly corner of said Cudworth 4.954-acre tract, said iron rod found also being on the northeast line of a 3.339-acre tract as conveyed to G.R.P. Properties, Inc. by deed recorded in Volume 712, Page 259 of the Deed Records of Guadalupe County, Texas, for an outside corner of this tract;

THENCE, with the northeast line of said G.R.P. Properties 3.339-acre tract along a chain link fence, N 30°05’07” W a distance of 25.03 feet to a 1/2” iron rod found for an inside corner of this tract;
THENCE, with the northwest line of said G.R.P. Properties, Inc. 3.339-acre tract along a chain link fence, S 60°10’03” W a distance of 208.99 feet to a 1/2” iron rod found at the most westerly corner of said G.R.P. Properties, Inc. 3.339-acre tract, said iron rod found also being the most northerly corner of said Ditch Witch Company of Central Texas, Inc. 3.00-acre tract;
THENCE, with the northwest line of said Ditch Witch Company of Central Texas, Inc. 3.00-acre tract along a chain link fence, S 59°22’30” W a distance of 189.55 feet to a 1/2” iron rod set for an inside corner of this tract;
THENCE, with the southwest line of said Ditch Witch Company of Central Texas, Inc. 3.00-acre tract along a chain link fence, S 29°49’14” E a distance of 685.19 feet to the POINT OF BEGINNING, and containing 49.801 acres of land, more or less.
Together with an Ingress and Egress Easement as described in the Deeds recorded in Volume 622, Page 610 and in Volume 627, Page 44 of the Deed Records of Guadalupe County, Texas.

EXHIBIT B
Form of Subordination, Non-Disturbance and Attornment Agreement
SUBORDINATION, NONDISTURBANCE AND ATTORNMENT AGREEMENT
     THIS SUBORDINATION, NONDISTURBANCE AND ATTORNMENTS AGREEMENT is made and entered into as of the ___ day of ___, ___, by and between ___ (“Lender”) and JOHN B. SANFILIPPO & SON, INC., a Delaware corporation (“Tenant”).
RECITALS
     A. Lender has agreed to make a loan (the “Loan”) to ___ (“Landlord”) to be secured by a Deed of Trust, Assignment of Rents and Leases and Security Agreement (the “Deed of Trust”) on certain real property consisting of approximately 49.801 acres together with all improvements now located thereon (consisting of approximately 327,155 rentable square feet in area) and located at 16435 Interstate Highway 35 North, Selma, Texas (the “Property”), which property is more particularly described on attached Exhibit A. The parties acknowledge that the Deed of Trust is being recorded concurrently with the recording of this instrument, or, if recording information is hereafter inserted in this sentence, that the Deed of Trust was recorded in Volume ___, Page ___, of the Public Records of Guadalupe County, Texas on ___. (The parties hereby authorize the title company to insert the appropriate Deed of Trust recording information when available.)
     B. ___ (“Tenant”), and Landlord have entered into an Industrial Building Lease dated ___, 2006 (the “Lease”), with respect to the Property (the “Leased Premises”).
     C. Lender needs assurances from Tenant in order to make the Loan. Tenant is willing to give those assurances if Lender will agree not to disturb Tenant’s possession of the Leased Premises so long as Tenant is not in default under the Lease beyond any applicable notice and cure periods. Tenant also understands that, in making the Loan, Lender will rely on the assurances and statements made in this agreement.
     NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
     1. Subordination. Subject to the terms of Section 2 hereof, Tenant agrees that the Lease, and the rights of Tenant in, to and under the Lease and the Property, are hereby unconditionally subordinated, and shall remain in all respects and for all purposes unconditionally subordinate, to the lien of the Deed of Trust and its terms, and to any and all renewals, modifications and extensions of the Deed of Trust, and any and all other instruments held by Lender as security for the Loan.

     2. Tenant Not To Be Disturbed. Lender agrees that, so long as Tenant is not in default under the Lease (beyond any notice and cure period given Tenant by the terms of the Lease):
          a. Tenant’s possession of the Leased Premises shall not be disturbed by Lender in any foreclosure or other proceedings brought to enforce the Deed of Trust; and
          b. Lender will not join Tenant as a party defendant in any action or proceeding foreclosing the Deed of Trust unless such joinder is necessary to foreclose the Deed of Trust, and then only for such purposes and not for the purpose of terminating the Lease.
     3. Tenant To Attorn To Lender. In the event that Lender shall acquire the Premises upon foreclosure, or by deed in lieu of foreclosure, or by any other means:
          a. The Lease shall continue in full force and effect and Tenant shall be deemed to have made a full and complete attornment to Lender as the landlord under the Lease so as to establish direct privity between the Lender and Tenant; and
          b. All rights and obligations of Tenant under the Lease shall continue in full force and effect and be enforceable by and against Tenant respectively with the same force and effect as if the Lease had originally been made and entered into directly by and between Lender as the landlord thereunder, and Tenant; and
          c. Lender shall recognize and accept the rights of Tenant and shall thereafter assume the obligations of Landlord under the Lease
          If Lender becomes the owner of the Property, its liability and any recourse to it under the Lease will be limited to Lender’s interest in the Property, and if Lender thereafter sells or otherwise transfers its interest in the Property, Lender shall have no liability with respect to obligations of the lessor under the Lease which arise following the sale or other transfer of the Property by Lender
     4. Third-Party Owner. If someone acquires the Property through Lender, whether at a trustee or foreclosure sale or otherwise, that person shall have the same rights to continue the Lease as Lender and Tenant would have under this agreement.
     5. Covenants of Tenant. Tenant covenants as follows:
          a. Tenant shall pay to Lender all rent and other payments otherwise payable to Landlord under the Lease upon written demand from Lender and notice thereof by Lender to Landlord.
          b. Tenant shall notify Lender if Landlord is in default under the Lease and will give Lender the same period of time after receipt of such notice as set forth in the Lease with respect to Landlord in which to cure the default, extended by such additional time as may be reasonable under the circumstances so long as the Lender commences such cure within said period and diligently pursues a cure, before Tenant invokes any of its remedies under the Lease.

     6. Assignment of Lease. Tenant understands that Landlord’s interest in the Lease has been assigned to Lender in connection with the Loan. Until Lender becomes owner of the Property or assumes or takes over the Lease or the operation of the Property, however, Lender assumes no duty, liability or obligation to Tenant under the Lease.
     7. Costs and Attorneys Fees. In the event of any claim or dispute arising out of this agreement, the party that substantially prevails shall be awarded, in addition to all other relief, all reasonably attorneys’ fees and other costs and expenses incurred in connection with the claim or dispute, including without limitation those fees, costs and expenses incurred before, during or after suit, in any arbitration, in any appeal, in any proceedings under any present or future bankruptcy act or state receivership, and in any post-judgment proceedings.
     8. Notices. Any notices under this agreement shall be sent by certified mail or by a reputable overnight courier (e.g., Federal Express). Any notice sent to Lender or Tenant shall be sent to Lender and Tenant at the address set forth below their respective signatures hereon. Each mailed notice shall be deemed given three (3) days after its postmark when sent by certified mail, or one (1) day after depositing with an overnight courier. Any party may change its address by notice to the other party.
     9. Successors and Assigns. This agreement shall be binding upon and shall inure to the benefit of the parties and their heirs, administrators, representatives, successors, and assigns. Without limiting the generality of the foregoing, this agreement shall inure to the benefit of Lender, its affiliates, successors and/or assigns.
     10. Miscellaneous. This agreement may not be modified except in writing executed by the parties or their successors in interest. This agreement is governed by and is to be construed in accordance with the law of the state in which the Property is located. This agreement may be executed in counterparts, in which case all originals together shall constitute a single instrument.
[signature page follows]

     IN WITNESS WHEREOF, this Subordination, Attornment and Non-Disturbance Agreement has been signed and sealed on the day and year first above set fort

“LENDER”:

BY:		(SEAL)

Name:

Title:

ATTEST:		(SEAL)

Name:

Title:

Address:

“TENANT”:

BY:		(SEAL)

Name:

Title:

ATTEST:		(SEAL)

Name:

Title:

Address:

STATE OF	)
) SS:
COUNTY OF	)
     THE undersigned, a Notary Public in and for the County and State aforesaid, does hereby certify that                                         , personally known to me to be the                                          of                     , a                       , appeared before me this day in person and acknowledged under oath that in such capacity he signed and delivered the said instrument pursuant to authority duly given to him by said corporation.
     GIVEN under my hand and seal this                       day of                                          , 200___.

My Commission Expires:
Notary Public

STATE OF	)
) SS:
COUNTY OF	)
     THE undersigned, a Notary Public in and for the County and State aforesaid, does hereby certify that                                         , personally known to me to be the                                          of                     , a                      , appeared before me this day in person and acknowledged under oath that in such capacity he signed and delivered the said instrument pursuant to authority duly given to him by said corporation.
     GIVEN under my hand and seal this                      day of                                           , 200___.

My Commission Expires:
Notary Public

Exhibits:
Exhibit A — Legal Description
Exhibit B — Form of Subordination, Non-Disturbance and Attornment Agreement